As filed with the Securities and Exchange Commission on August 16, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HMS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-3656261
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

401 Park Avenue South, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

HMS HOLDINGS CORP. FOURTH AMENDED AND RESTATED 2006 STOCK PLAN
(Full Title of the Plans)

Walter D. Hosp, Chief Financial Officer

HMS Holdings Corp.

401 Park Avenue South

New York, NY  10016
(Name and Address of Agent For Service)

(212) 725-7965

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Knute Salhus

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

(212) 230-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	6,000,000 shares (2)	$36.26	$217,560,000	$24,933

(1)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                 Effective July 6, 2011, Registrant’s Fourth Amended and Restated 2006 Stock Plan (the “2006 Stock Plan”) was amended to increase the number of shares of common stock authorized for issuance thereunder by 6,000,000 shares for certain limited purposes. The amount to be registered reflects such additional shares.

(3)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on August 13, 2012.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 6,000,000 shares of the registrant’s common stock issuable pursuant to the HMS Holdings Corp. Fourth Amended and Restated 2006 Stock Plan (the “Plan”). The additional shares of the registrant’s common stock being registered hereunder represent the increase in the number of shares issuable under the Plan that was approved by the shareholders on July 6, 2011 at the annual meeting of the shareholders of the registrant, following the earlier approval by the registrant’s Board of Directors of such increase.

INCORPORATION BY REFERENCE

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 ( File No. 333-161415) filed with the Securities and Exchange Commission (the “Commission”) on August 18, 2009, Registration Statement on Form S-8 (File No. 333-149836) filed with the Commission on March 20, 2008 and Registration Statement on Form S-8 (File No. 333-139025) filed with the Commission on November 30, 2006, are incorporated herein by reference, except to the extent supplemented, amended or superseded by information set forth in this registration statement on Form S-8.

PART II

INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-K/12g-3 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Amended and Restated By-Laws provide that the Registrant’s policy is to indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s directors and officers are indemnified in the following ways.

New York State Law

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify its directors and officers in certain instances.  Section 722 of the New York Business Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or on behalf of or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the New York Business Corporation Law provides that Article 7 of the New York Business Corporation Law is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise.

Amended and Restated Certificate of Incorporation

Article Ninth of the Amended and Restated Certificate of Incorporation of the Registrant (Article Ninth) provides the following:

Pursuant to Section 402(b) of the New York State Business Corporation Law, the liability of the Registrant’s directors to the Registrant or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the New York

State Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Amended and Restated By-Laws

Pursuant to the Registrant’s Amended and Restated By-Laws, the Registrant will indemnify its officers and directors as follows.

The Registrant indemnifies each of its directors or officers who is made party or threatened to be made a party to any action (other than an action by or in the right of the Registrant to procure a judgment in favor of the Registrant) because of their service to the Registrant against any expenses in connection with such action or proceeding, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if such director or officer had no reasonable cause to believe his conduct was unlawful.

The Registrant indemnifies each of its directors or officers who is a party or is threatened to be made a party to any derivative action, because of their service to the Registrant, against amounts paid in settlement and expenses in connection with the defense or settlement of such action if he acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant.  However, the Registrant will not indemnify such officer or director in connection with (1) a threatened derivative action, or a pending derivative action which is settled or otherwise disposed of, or (2) any liability of the director or officer to the Registrant stemming from the derivative action, unless and only to the extent that the court in which such action was brought or, if no action was brought, any court of competent jurisdiction, determines that such director or officer is entitled to indemnity.

Any indemnification provided by the Registrant under its by-laws (unless ordered by a court) will be made only as authorized in the specific case upon a determination by the Board (or, in certain circumstances, independent legal counsel) that indemnification of the director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct. However, if a director or officer has been successful on the merits or otherwise in defense of any action for which he is eligible for indemnification or in defense of any claim, issue or matter in such action, such director or officer shall be indemnified against expenses without the need to obtain authorization from the Registrant.

If the Registrant does not authorize indemnification for a director or officer in the manner described above, such director or officer of the Registrant may apply to any New York court for indemnification to the extent otherwise permissible under the Registrant’s by-laws. The basis of such indemnification by a court shall be whether the director or officer has met the applicable standards of conduct set forth in the by-laws of the Registrant.

The Registrant will pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action in advance of the final disposition of such action upon receipt by the Registrant of an undertaking by or on behalf of the director or officer, to repay such amount or any portion thereof if it ultimately shall be determined that such director or officer is not entitled to be indemnified for under the Registrant’s by-laws.

The indemnification and advancement of expenses provided to the Registrant’s directors and officers pursuant to its by-laws will, unless otherwise provided when authorized or ratified, continue to benefit such director or officer with respect to their time serving as a director or officer of the Registrant after they have ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer.

Any amendment to or repeal of the Registrant’s certificate of incorporation or by-laws will not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Directors’ and Officers’ Insurance

The Registrant also maintains insurance on behalf of its directors and officers against any liability asserted against and expenses incurred by its directors and officers in their capacity as directors and officers, or arising out of his status as such, whether or not the Registrant would have the power or the obligation to indemnify such directors and officers against such liability under the these by-laws, to the extent permitted by law.

Indemnification Agreement

The Registrant has entered into an indemnification agreement with one officer.  This agreement provides for indemnification for this officer to the fullest extent permitted or required under the laws of the State of Nevada to the extent such officer is made party to an action or proceeding by reason of the fact that such officer was serving at the request of the Registrant;  provided, that in connection with such action or proceeding, such officer is not liable under applicable Nevada law and the officer acted in good faith and in a manner that such officer believed to be in or not opposed to the best interests of the Registrant.  In the event that the officer is successful on the merits in defense of any action or proceeding for which such officer is entitled to indemnification under the agreement, the Registrant will indemnify such officer for all reasonable expenses and liabilities incurred in connection with such action or proceeding.  The agreement also provides for the advancement of expenses for the officer in certain instances.

Item 8.  Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 16th day of August, 2012.

HMS HOLDINGS CORP.

By:	/s/ Walter D. Hosp
Walter D. Hosp
Chief Financial Officer and Duly Authorized Officer (Principal Financial Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of HMS Holdings Corp. hereby severally constitute and appoint William C. Lucia and Walter D. Hosp, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable HMS Holdings Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Holster	Chairman, Board of Directors	August 14, 2012
Robert M. Holster

/s/ William C. Lucia	Chief Executive Officer and Director	August 15, 2012
William C. Lucia	(Principal Executive Officer)

/s/ Walter D. Hosp	Chief Financial Officer	August 15, 2012
Walter D. Hosp	(Principal Financial Officer)

/s/ Joseph M. Donabauer	Vice President & Controller	August 15, 2012
Joseph M. Donabauer	(Principal Accounting Officer)

/s/ James T. Kelly	Director	August 15, 2012
James T. Kelly

/s/ William F. Miller III	Director	August 14, 2012
William F. Miller III

/s/ William S. Mosakowski	Director	August 14, 2012
William S. Mosakowski

/s/ Ellen A. Rudnik	Director	August 13, 2012
Ellen A. Rudnick

/s/ Bart. M. Schwartz	Director	August 14, 2012
Bart M. Schwartz

/s/ Michael A. Stocker	Director	August 15, 2012
Michael A. Stocker

/s/ Richard H. Stowe	Director	August 14, 2012
Richard H. Stowe

INDEX TO EXHIBITS

Number	Description

4.1

Amended and Restated Certificate of Incorporation of HMS Holdings Corp. Incorporated by reference to Exhibit 3.1 to HMS Holdings Corp.’s Current Report on Form 8-K, File No. 000-50194, filed with the SEC on July 12, 2011.

4.2

Second Amended and Restated By-laws of HMS Holdings Corp. Incorporated by reference to Exhibit 3.2 to HMS Holdings Corp.’s Current Report on Form 8-K, File No. 000-50194, filed with the SEC on July 12, 2011.

*5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

*23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

*23.2	Consent of KPMG LLP

24	Power of attorney (included on the signature pages of this registration statement)

*99.1	HMS Holdings Corp. Fourth Amended and Restated 2006 Stock Plan

*Filed herewith